                                                                    EXHIBIT 99.1


                                               Financial Contact: Joel Kimbrough
                                                                    901.385.3621
                                        Investor Relations Contact: Kerry Finney
                                                                    901.381.7442


For Immediate Release


ACCREDO HEALTH, INC. ANNOUNCES RECORD SECOND QUARTER RESULTS

Memphis, TN, February 2, 2004 - Accredo Health, Incorporated (NASDAQ: ACDO) today reported record results for its second quarter ended December 31, 2003. Net earnings increased 13% to $19,909,000, or $0.41 per diluted share, for the quarter ended December 31, 2003 compared to $17,556,000, or $0.36 per diluted share, for the same period in fiscal 2003. Revenues for the quarter increased 5% to $389,781,000 compared to $369,506,000 for the same period in fiscal 2003. In addition, gross profit margins improved to 20.5% and earnings before minority interest, interest, taxes, depreciation and amortization (EBITDA) as a percentage of total revenues improved to 9.8% for the quarter ended December 31, 2003, compared to 20.1% and 9.2%, respectively, for the same period in fiscal 2003. An explanation and reconciliation of net income under generally accepted accounting principles (GAAP) to EBITDA is discussed in the question and answer section of this press release.

David D. Stevens, Accredo's chairman and chief executive officer, remarked, "We believe that calendar year 2003 was a validation of our niche specialty pharmacy model as we were selected by five premier biotech manufacturers to help launch and support six new products. Furthermore, all six products will be distributed through restricted access as more manufacturers recognize the benefits of our services, including our ability to deliver superior clinical outcomes. These six new products will substantially contribute to our future growth."

Joel R. Kimbrough, Accredo's chief financial officer, added, "We are pleased with the continued overall revenue growth. In addition, based upon our results through the December quarter, we also expect to achieve 25% to 35% growth in our Synagis(R) revenues for the treatment of RSV in infants in fiscal 2004. As a reminder, we began distributing certain products on a consignment basis and sold our infertility business during fiscal 2003 eliminating revenues from these products in future periods. In the December 2002 quarter, our revenues from these products amounted to approximately $24.5 million. Excluding the $24.5 million, total revenues increased 13% from the December 2002 to the December 2003 quarter."

Mr. Kimbrough continued, "Based upon our results to date and the continuing unknown reimbursement environment related to MediCal, we are reiterating our previous revenue range estimate range for our fiscal year ending June 30, 2004 of $1.50 billion to $1.55 billion and increasing our previous diluted earnings per share estimate range from $1.57 to $1.62 to a new range of $1.58 to $1.63. In addition, we estimate that for our fiscal year ending June 30, 2005, we will achieve revenues in the $1.75 billion to $1.80 billion range and earnings per share of $1.82 to $1.87. These estimates do assume reductions in the MediCal reimbursement rates based upon information we have at this time. These estimates assume no new indications for current product lines, potential new product lines or future acquisitions and could be impacted upon final resolution by MediCal of the reimbursement rate changes now being considered."



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IN ADDITION TO THE PREVIOUS DISCUSSIONS, WE ARE PROVIDING THE FOLLOWING
QUESTIONS AND ANSWERS RELATED TO OUR OPERATING RESULTS AND OUR ON-GOING
BUSINESS:

Q1) WHAT IS THE RECONCILIATION OF NET INCOME UNDER GAAP TO EBITDA?

A1) When we refer to EBITDA, we mean net income before minority interest, interest, income tax expense, and depreciation and amortization. We have included the EBITDA information because we consider it to be a good indication of our ability to generate cash flow in order to liquidate our liabilities and reinvest in our Company. EBITDA is not a measurement of financial performance under GAAP and should not be considered a substitute for net income as a measure of performance or for cash flow as a measure of liquidity. A reconciliation of net income under GAAP to EBITDA for the quarters ended December 31 is as follows (in thousands):


                                                            2003          2002
                                                         ----------    ----------


Net income                                               $   19,909    $   17,556
Minority interest in consolidated subsidiary                    571           519
Interest expense, net                                         2,125         2,365
Income tax expense                                           12,461        11,142
Depreciation and amortization                                 3,101         2,492
                                                         ----------    ----------
EBITDA                                                   $   38,167    $   34,074
                                                         ==========    ==========
EBITDA as a percentage of total revenues                        9.8%          9.2%
                                                         ==========    ==========

Q2) WHAT CHANGES HAVE BEEN MADE TO THE INCOME STATEMENT FOR THE DECEMBER 2002 QUARTER?

A2) As discussed in the June 2003 quarter, management determined that the recognition of revenue is upon the delivery of product to the patient (which typically occurs one day after shipment), and the Company has no further obligation related to such product. Previously, the Company considered the delivery to occur when the product was shipped. As a result, the impact on the December 2002 financial results was an increase in revenues from $364,402,000 (as previously reported) to $369,506,000 and an increase in net income from $17,049,000, or $0.35 per diluted share, (as previously reported) to $17,556,000, or $0.36 per diluted share.

     In addition, amortization of debt financing costs amounting to $370,000 has been reclassified from amortization expense to interest expense in the December 2002 quarter. The reclassification of the amortization expense to interest expense did not impact net income.

Q3) WHY DID GROSS PROFIT MARGINS INCREASE TO 20.5% IN THE DECEMBER 2003 QUARTER COMPARED TO 20.1% ACHIEVED IN THE SAME QUARTER LAST YEAR AND WHY THE DECREASE FROM THE 22.7% ACHIEVED IN THE SEPTEMBER 2003 QUARTER?

A3) For the December 2003 quarter, gross profit margins improved to 20.5% compared to 20.1% in the same quarter last year. The improvement is primarily a result of product mix changes. We derived a larger percentage of our revenues from higher margin products in the range December 2003 quarter when compared to the same quarter last year. We experienced a 220 basis point decrease in gross profit margin from 22.7% in the September 2003 quarter to 20.5% in the December 2003 quarter. The decrease is also due to changes in product mix primarily related to the increased revenue from the seasonal drug Synagis(R) which has a lower gross profit margin than our composite gross margin. We expect our overall gross margin percentage to be in the 19.5% to 20.5% range in the third quarter of fiscal 2004.

Q4) WHY WERE GENERAL AND ADMINISTRATIVE EXPENSES 8.8% OF REVENUE IN THE DECEMBER 2003 QUARTER COMPARED TO 10.3% REPORTED IN THE SEPTEMBER 2003 QUARTER?

A4) The general and administrative expenses decreased to 8.8% in the December 2003 quarter from 10.3% in the September 2003 quarter as a result of the increased revenues from Synagis(R), which have lower general and administrative costs as a percentage of revenues than our overall costs, and the elimination of approximately $1.4 million of audit fees incurred in the September 2003 quarter related to the fiscal 2003 audit, which were not repeated in the December 2003 quarter.

Q5) WHAT IS THE STATUS OF PROPOSED CHANGES IN MEDICARE AND MEDICAL REIMBURSEMENT RATES?

A5) The recently passed Medicare rate reduction that was effective January 1, 2004, excluded blood clotting factor from the rate change of AWP less 5% to AWP less 15%. The summary of these proposed changes is vague as to the impact, if any, on blood clotting factor reimbursement in fiscal 2005 and 2006. We do not believe that the ASP plus 6% reimbursement formula should affect blood clotting factor reimbursement during those periods.

     On December 23, 2003, the United States District Court for the Eastern District of California issued an injunction enjoining the State of California from implementing a scheduled 5% reimbursement rate reduction paid to providers of the state's MediCal program, which was scheduled to take effect on January 1, 2004. The length of the injunction and the ultimate outcome of this litigation are uncertain at this time. In addition, MediCal's proposed change to ASP plus 20% as a reimbursement formula for blood clotting factor was to be effective January 1, 2004. Presently, there has been no clarification by the State of California as to the definition of ASP or other information to establish product reimbursement levels or planned implementation dates. The Company's earnings guidance includes an estimate of the effect from these proposed changes beginning January 1, 2004.

As previously announced, the Company's conference call to discuss the second quarter results is scheduled for Monday, February 2, 2004, at 9:00 a.m. CT. The conference call will be web-cast live on the Accredo Health, Incorporated web site. Interested parties may access the web-cast at www.accredohealth.com beginning at 9:00 a.m. CT on February 2, 2004. A replay of the call will be available, and there will also be a playback of the conference call available over the Internet beginning approximately one hour after the end of the conference call. The replay of the call will be available until February 29, 2004 at 5:00 p.m. CT. To access the replay call, dial 402-220-2491 and enter the code 21195455. The Internet playback option will be archived on the Company's website. To access the Internet playback, go to www.accredohealth.com.

In addition to historical information, certain of the statements in the preceding paragraphs, particularly those anticipating future financial performance, business prospects and growth and operating strategies constitute forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Such statements may be identified by words such as anticipate, believe, estimate, expect, intend, predict, hope or similar expressions. Such statements, which include estimated financial information or results and the quoted comments of Mr. Stevens and Mr. Kimbrough above, are based on management's current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described in the forward-looking statements, including, without limitation, the loss of a biopharmaceutical relationship, our inability to sell existing products, difficulties integrating acquisitions, the impact of pharmaceutical industry regulation, the difficulty of predicting FDA and other regulatory authority approvals, the regulatory environment and changes in healthcare policies and structure, acceptance and demand for new pharmaceutical products and new therapies, the impact of competitive products and pricing, the ability to obtain products from suppliers, reliance on strategic alliances, the ability to expand through joint ventures and acquisitions, the ability to maintain pricing arrangements with suppliers that preserve margins, the need for and ability to obtain additional capital, the seasonality and variability of operating results, the Company's ability to implement its strategies and achieve its objectives and the risks and uncertainties described in reports filed by Accredo with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, including without limitation, cautionary statements under the heading "Risk Factors" made in Accredo's Annual Report on Form 10-K for its year ended June 30, 2003.

                          ACCREDO HEALTH, INCORPORATED
                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                    (AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)


                                                              (UNAUDITED)                      (UNAUDITED)
                                                           SIX MONTHS ENDED                THREE MONTHS ENDED
                                                              DECEMBER 31,                     DECEMBER 31,
                                                           2003           2002            2003            2002

Net patient revenue                                   $    704,278    $    666,304    $    378,239    $    358,873
Other revenue                                               18,937          18,923          10,540          10,038
Equity in net income of joint ventures                       1,550             940           1,002             595
                                                      ------------    ------------    ------------    ------------
Total revenues                                             724,765         686,167         389,781         369,506
Cost of sales                                              568,821         546,671         309,924         295,075
                                                      ------------    ------------    ------------    ------------
Gross profit                                               155,944         139,496          79,857          74,431

General & administrative expenses                           68,988          63,413          34,436          32,669
Bad debts                                                   14,428          14,242           7,254           7,688
Depreciation and amortization                                6,056           4,833           3,101           2,492
                                                      ------------    ------------    ------------    ------------
Income from operations                                      66,472          57,008          35,066          31,582

Interest expense, net                                       (4,401)         (4,810)         (2,125)         (2,365)
Minority interest in consolidated subsidiary                (1,053)         (1,003)           (571)           (519)
                                                      ------------    ------------    ------------    ------------
Net income before income taxes                              61,018          51,195          32,370          28,698
Provision for income taxes                                  23,601          20,176          12,461          11,142
                                                      ------------    ------------    ------------    ------------

Net income                                            $     37,417    $     31,019    $     19,909    $     17,556
                                                      ============    ============    ============    ============

Earnings per share:
    Basic                                             $       0.78    $       0.66    $       0.41    $       0.37
    Diluted                                           $       0.77    $       0.64    $       0.41    $       0.36

Weighted average shares outstanding:
    Basic                                               47,921,203      47,279,578      47,994,280      47,452,947
    Diluted                                             48,664,877      48,462,242      48,775,626      48,614,834


                      CONDENSED CONSOLIDATED BALANCE SHEETS
                             (AMOUNTS IN THOUSANDS)


                                                       (UNAUDITED)
                                                       DECEMBER 31,      JUNE 30,
                                                           2003            2003

Cash & cash equivalents                               $     25,863   $     48,006
Accounts receivable, net                                   352,094        307,982
Inventories                                                138,727         89,985
Other current assets                                        48,548         55,909
Fixed assets, net                                           32,676         31,681
Other assets                                               410,613        381,220
                                                      ------------   ------------
Total assets                                          $  1,008,521   $    914,783
                                                      ============   ============



Current liabilities                                   $    262,592   $    206,008
Long-term debt                                             170,842        178,438
Other liabilities                                           21,723         17,629
Stockholders' equity                                       553,364        512,708
                                                      ------------   ------------
Total liabilities and stockholders' equity            $  1,008,521   $    914,783
                                                      ============   ============


                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW
                             (AMOUNTS IN THOUSANDS)



                                                            (UNAUDITED)                          (UNAUDITED)
                                                          SIX MONTHS ENDED                   THREE MONTHS ENDED
                                                            DECEMBER 31,                        DECEMBER 31,
                                                        2003           2002                 2003           2002

Net cash provided by operating activities             $     25,622    $     31,876    $     18,166    $     28,084
Net cash used in investing activities                      (41,400)        (11,658)        (39,506)         (4,781)
Net cash provided by (used in) financing activities         (6,365)        (26,788)         (1,918)          2,154
                                                      ------------    ------------    ------------    ------------
Increase (decrease) in cash and cash equivalents      $    (22,143)   $     (6,570)   $    (23,258)   $     25,457
                                                      ============    ============    ============    ============